Exhibit 99.1

BioLife Solutions Appoints Cell Therapy Executive Timothy L. Moore to its Board of Directors

Industry veteran brings extensive technical operations scale-up experience and extreme fluency in cell therapy tools and services selection process

BOTHELL, Wash. (August 25, 2022) – BioLife Solutions, Inc. (Nasdaq: BLFS) (“BioLife” or the “Company”), a leading developer and supplier of class-defining bioproduction products and services for the cell and gene therapies (“CGT”) and the broader biopharma markets, today announced the appointment of Timothy L. Moore to its board of directors, increasing board membership to six. Moore brings more than 30 years of broad-based leadership experience in biopharmaceutical manufacturing and operations.

Mike Rice, BioLife Chairman and CEO, commented, “We are both pleased and fortunate that Tim has accepted the invitation to join our board. His successful track record in operations execution speaks for itself and we’re looking forward to leveraging his experience, as well as his guidance as we continue to shape our marketing messaging to optimally convey the differentiated value our class-defining portfolio of bioproduction tools and services offers CGT companies to reduce risk.”

Most recently Moore was President and COO of PACT Pharma, a cell therapy company developing transformational personalized neoTCR-T cell therapies for the eradication of solid tumors. Prior to PACT, he served as Executive Vice President, Technical Operations of Kite Pharma, a Gilead Company. While at Kite, he oversaw the process development, manufacturing, quality and supply chain leading to the FDA approval and successful launch of the second FDA-approved CAR-T therapy—ushering in a new era of individualized cell therapy manufacturing. Prior to Kite, he served for more than seven years as head of global Biologics technical operations at Genentech, a Roche Company.

Moore serves as a director of Cerus Corporation previously was a director of FosunKite, a joint venture between Gilead Sciences, Inc. and Fosun Pharmaceuticals Inc. He holds a Bachelor of Science, Chemical Engineering from Tulsa University and an M.S. from Northwestern University.

About BioLife Solutions

BioLife Solutions is a leading supplier of class-defining bioproduction tools and services for the cell and gene therapy and broader biopharma markets. Our tools portfolio includes our proprietary CryoStor® and HypoThermosol® biopreservation media for shipping and storage, the ThawSTAR® family of automated, water-free thawing products, evo® cold chain management system,  high capacity cryogenic storage freezers, Stirling Ultracold® mechanical freezers, SciSafe® biologic storage services, and Sexton Biotechnologies cell processing tools. For more information, please visit www.biolifesolutions.com, www.scisafe.com, www.stirlingultracold.com, or www.sextonbio.com and follow BioLife on Twitter.

Contacts:

At the Company Troy Wichterman
Chief Financial Officer
(425) 402-1400
twichterman@biolifesolutions.com

Investors

LHA Investor Relations

Jody Cain

(310) 691-7100

jcain@lhai.com

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